Exhibit 10.15

Seagate Technology plc

FY2011 Non-Management Board Member Compensation

as approved by the Board of Directors on July 27, 2010, with an effective date of July 3, 2010

Director Stock Grants

•                  Each newly appointed or elected non-management director will receive an initial restricted share unit grant equal in number to $200,000 divided by the average closing stock price for the quarter prior to the grant and rounded to the nearest whole share. If the appointment occurs other than in connection with the election of directors, this dollar amount shall be prorated. The grant date for these awards shall be the date of the director’s election or appointment. Each restricted share unit grant will vest on the sooner of the one-year anniversary from the grant date or on the day prior to the next election of directors at an AGM. All restricted share unit grants become fully vested in the event of a “Change in Control” of Seagate.  However, if the new director was, prior to commencement of Board service, an officer or member of the board of directors of an entity acquired by Seagate, the Board may decide to award a lesser number of shares.

•                  Each year at the AGM, each non-management director who is elected to the Board shall automatically receive a grant of restricted share units equal in number to $200,000 divided by the average closing stock price for the quarter prior to the grant and rounded to the nearest share. The grant date for these awards shall be the date of the AGM. Each restricted share unit grant will vest on the sooner of the one-year anniversary from the grant date or on the day prior to the next election of directors at an AGM.  All restricted share unit grants become fully vested in the event of a “Change in Control” of Seagate.

Cash Compensation.

•                  Directors in good standing are paid their annual cash retainers in four equal installments at each regularly scheduled quarterly board meeting.  Newly appointed Directors are paid beginning with the first fiscal quarter of the first Board meeting they attend.

•                  Directors serving on Committees (as chairperson or member) and the director serving as the Lead Independent Directors are paid annual retainers in addition to the annual cash compensation for service as a member of the Board, as set forth below.

Annual cash compensation for service as a member of the Board:  $72,000

Annual cash compensation for service as Lead Independent Director:  $25,000

Annual cash compensation for committee service:

Audit Committee
Chairperson:	$50,000
Member:	$25,000

Compensation Committee
Chairperson:	$20,000
Member:	$10,000

Nominating and Corporate Governance Committee
Chairperson:	$20,000
Member:	$10,000

Strategic and Financial Transactions Committee
Chairperson:	$20,000
Member:	$10,000

Travel expense reimbursements:

Directors are reimbursed for all reasonable expenses related to traveling to Board meetings.